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                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE


                                   (UNAUDITED)



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                                                                                   YEAR ENDED
                                                                         -----------------------------
                                                                         DECEMBER 31,      DECEMBER 31,
                                                                                 2003              2002
                                                                                 ----              ----


Average common shares outstanding during the period:
            Basic ....................................................           83.6              76.3

Incremental shares under stock options computed under
           the price of issuer's stock during the period .............             --                --
                                                                                -----             -----

           Total shares for basic EPS ................................           83.6              76.3

Loss from continuing operations
           before extraordinary item .................................          (59.1)            (51.3)

Income from discontinued operations, net of income
            taxes of $0.8,and $6.3 ...................................            1.6               9.5

Cumulative effect of a change in accounting principle,
            Net of income taxes of $0 ................................             --             (11.7)
                                                                                -----             -----

            Net loss .................................................          (57.5)            (53.5)
                                                                                =====             =====
            Loss on redemption of  subsidiary preferred stock ........             --             (36.3)

            Net loss attributable to common shareholders .............          (57.5)            (89.8)
                                                                                =====             =====

Net income (loss) per basic and diluted common share:
            Continuing operations ....................................          (0.71)            (1.15)
            Discontinued operations ..................................           0.02              0.12
            Cumulative effect of change in accounting principle ......             --             (0.15)
                                                                                -----             -----
            Net loss attributable to common shareholders .............          (0.69)            (1.18)
                                                                                =====             =====
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